                                    American Skandia Life Assurance Corporation
                                                One Corporate Drive
                                            Shelton, Connecticut 06484

                                                       Rider
                                       Guaranteed Minimum Withdrawal Benefit

This Guaranteed Minimum Withdrawal Benefit Rider is attached to, and becomes part of, your Annuity.  If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control.

General:  This Rider outlines the requirements for a program ("Program") designed to guarantee that a minimum amount will be available for withdrawals to be taken over time, irrespective of the changes in your Account Value due to the performance of the investment options.  It also outlines any applicable requirements for a period before a Program may begin.

These requirements include, but are not limited to, a limit on the amount that may be withdrawn each year of the
Program in order to maintain the guarantee and the impact on both the total amount guaranteed and the subsequent annual limit should you withdraw amounts over the limit.  Subject to the requirements and limits set out in this
Rider and if your withdrawals do not exceed the specific limitations in this Rider, we guarantee that the total amount of the withdrawals will not be less than a stated benefit base ("Benefit Base") at the start of the
Program plus the value allocated to your Account Value of any Net Purchase Payments and any credits in relation to Purchase Payments received after the Program begins.

There is a charge for this benefit.  It is shown in the Schedule Supplement.

Effective Date of the Rider:  The effective date of this Rider is shown in the Schedule Supplement.

Program Eligibility Date:  You may begin a Program at any time on or after the Program Eligibility Date shown in the Schedule Supplement.

Effective Date of the Program:  The effective date of the Program is the date as of which we process your first withdrawal request on or after the Program Eligibility Date.

Mechanics of a Program:

A.       Start of a Program:  At the start of a Program,  we  determine  your  initial  Benefit  Base.  The Benefit
       Base is the total  cumulative  amount we  guarantee  will be payable  over  time.  Withdrawals  reduce  your
       Benefit Base.

       At the  start  of a  Program,  we also  determine  the  initial  maximum  annual  benefit  ("Maximum  Annual
       Benefit").  The Maximum  Annual  Benefit is the largest amount you may withdraw in each Annuity Year that we guarantee will not reduce your Benefit Base more than the exact amount of the  withdrawal.  Withdrawals  are gross  withdrawals that include any applicable  contingent  deferred sales charge or other charge applicable upon a withdrawal,  as well as any  applicable  market value  adjustment.  Total  withdrawals  in an Annuity
       Year that exceed the Maximum  Annual  Benefit may reduce the Benefit  Base by more than the exact  amount of the  withdrawal  and also may  reduce the  Maximum  Annual  Benefit,  as  described  in the  sections  below describing the impact of withdrawals.

       We determine the initial values as follows:

       1.     Initial  Benefit Base:  The initial  Benefit Base on the effective date of the Program is the highest of (a), (b) and (c), where:

(a)      is your Annuity's Account Value on the effective date of the Program;

(b)      is your Annuity's Account Value on the effective date of this Rider plus (i) below and minus (ii) below, where:

(i)      is any allocations to your Account Value after the effective date of this Rider of Net Purchase Payments and any credits allocated in relation to Purchase Payments; and

(ii)     is any "proportional reductions".  A proportional reduction is caused by each withdrawal occurring on or after the effective date of this Rider and before the Program Eligibility Date.  The proportion applicable to a particular withdrawal equals the proportionate reduction in the Account Value due to the withdrawal as of that date.

(c)      is an amount equal to any applicable guarantee we provided as to what your Annuity's Account Value would be as of your Annuity's anniversary on or immediately prior to the effective date of the
                    Program. This amount is increased by any allocations to your Account Value of Net Purchase
                    Payments and any credits in relation to Purchase Payments received after such anniversary.
                    This amount is decreased by any proportional reductions due to withdrawals after such anniversary and before the effective date of the Program.  However, the amount determined in this subsection (c) only will apply in determining the initial Benefit Base if, on the effective date of the Program, whatever program or benefit under which such guarantee was applicable remained in effect.

         2.       Initial Maximum Annual Benefit:  The initial Maximum Annual Benefit at the start of a Program equals the Annual Percentage shown in the Schedule Supplement applied to the initial Benefit
                  Base.

B.       During a Program:  Initiation of a Program does not limit your right to surrender your Annuity or begin
       Annuity Payments.  However, surrendering or initiating Annuity Payments do have the consequences described in the sections below entitled "Annuity Payments" and "Termination of the Rider".

       Termination of other optional benefits may have an impact on the charge for this benefit, as described in the section on Charges.

       Initiation of a Program does not limit your right to make withdrawals from your Annuity.  However, withdrawals on or after the Program Effective Date do have an impact on the Benefit Base and Maximum
       Annual Benefit, as follows:

       1.       Impact of cumulative withdrawals that do not exceed the Maximum Annual Benefit:  Cumulative withdrawals of Account Value in an Annuity Year that are not greater than the Maximum Annual
                Benefit:

                (a)      reduce the Benefit Base by the amount of each such withdrawal; and

                (b)      do not reduce the Maximum Annual Benefit.

       2.       Impact of cumulative withdrawals that exceed the Maximum Annual Benefit:  Cumulative withdrawals of Account Value in any Annuity Year that exceed the Maximum Annual Benefit require an adjustment to both the Benefit Base and Maximum Annual Benefit.  We determine the adjustment, if any, in relation to the entire amount of each withdrawal at the time it occurs, as follows:

               (a)        The Benefit Base after the  withdrawal  equals the Benefit Base  immediately  before the withdrawal less the greater of (i) or (ii); where:

                           (i)      the amount of the current withdrawal; and

                           (ii)     the sum of (A) and (B); where

                                    (A)     is the Remaining Maximum Annual Benefit before the withdrawal, which is defined below; and

                                    (B)     is the result of multiplying (1) times (2), where:

                                            (1)      is the Benefit Base immediately before the withdrawal less the Remaining Maximum Annual Benefit before the withdrawal;
                                                     and

                                            (2)      is the Adjustment Factor described below.

                  (b)      The Maximum Annual Benefit after the withdrawal equals the Maximum Annual Benefit immediately before the withdrawal less the result of multiplying the Maximum Annual
                           Benefit immediately before the withdrawal times the Adjustment Factor.  However, if the Benefit Base after the withdrawal is lower than the Maximum Annual Benefit, the
                           Maximum Annual Benefit is reduced to the Benefit Base after the withdrawal.

                  The Adjustment Factor equals (c) divided by (d); where:

                  (c)      is the current withdrawal amount less the then current Remaining Maximum Annual
                           Benefit, as defined below, immediately before the withdrawal; and

                  (d)      is your Account Value immediately before the withdrawal less the then Remaining
                           Maximum Annual Benefit immediately before the withdrawal.

                  The Remaining Maximum Annual Benefit is the then current Maximum Annual Benefit before the withdrawal less the cumulative withdrawals in that Annuity Year before the current withdrawal, but not less than zero.

         3.       Additional Purchase Payments:  Each additional Purchase Payment received after the effective date of the Program increases the Benefit Base by an amount equal to the Net Purchase Payment and any credits allocated to your Account Value in relation to that Purchase Payment.  Each additional Purchase Payment received after the effective date of the Program increases the
                  Maximum Annual Benefit by the Annual Percentage shown in the Schedule Supplement applied to the amount of the Net Purchase Payment and applied to any credits allocated to your Account Value in relation to such Purchase Payment. You may not make additional Purchase Payments on or after any Valuation Period the Account Value becomes zero.

         4.       Guarantee Payments:  We guarantee to pay you over time any then remaining Benefit Base if your
                  Account Value becomes zero as of any Valuation Period. In the Annuity Year in which this occurs, we pay out the lesser of (a) or (b), where:

                  (a)      is the remaining Benefit Base; and

                  (b)      is the Maximum Annual Benefit as of the Valuation Period the Account Value became zero less all prior withdrawals in that Annuity Year, but not less than zero.

                  In subsequent Annuity Years, we pay an amount equal to the lesser of (c) or (d), where:

                  (c)      is the Maximum Annual Benefit as of the Valuation Period your Account Value became zero; and

                  (d)      is any remaining Benefit Base.

                  Once all of the remaining Benefit Base has been paid, the Program ends, and this Rider terminates automatically.

                  Unless you elect from among any other modes of payment we then make available, we will pay you the amounts due once at the end of each Annuity Year.

                  We may elect to issue a fixed term certain annuity to meet this obligation to pay the remaining
                  Benefit Base.

Investment Limitations:  As part of the consideration for the benefit provided by this Rider, we may limit the investment options in which you may allocate Account Value.  Also, we may require that you maintain Account Value in accordance with an asset allocation model.  We may implement such requirements at any time on or after the effective date of this Rider, not just from the effective date of a Program, and continue such requirements to the date this Guaranteed Minimum Withdrawal Benefit is terminated.  The limits are as follows:

A.       Limitations on Investment Options:  We may limit the investment options in which you may allocate
         Account Value.  Should we prohibit access to any investment option, any transfers required to move
         Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

B.       Asset Allocation Model:  If we require that you invest in accordance with a model, we may use a model we develop and maintain or we may elect to follow a model provided by an independent third party.  We may change the model applicable to your Annuity.

         The model will specify a number of categories in which Account Value must be allocated.  You must complete each category by allocating Account Value to Sub-accounts eligible for each separate category.
         We reserve the right to require that you use only one eligible Sub-account at a time to complete each category.

         We determine which Sub-accounts are eligible for each category or we may elect to follow the recommendations of an independent third party.  We may at any time make new determinations as to which
         Sub-accounts are eligible for each category.  We may do so for a variety of reasons including, but not limited to, a change in the investment objectives or policies of an underlying mutual fund or portfolio, or failure, in our sole determination, of such mutual fund or portfolio to invest in accordance with its stated investment objective or policies.

         Any transfers required to comport with the model or as a result of new determinations as to the
         Sub-accounts available in a category will not be subject to any transfer fee and will not count against any total of free transfers per Annuity Year.

         You may transfer Account Value maintained in a category to other eligible Sub-accounts for that category, subject to the transfer provisions of your Annuity.

         We rebalance the Account Value periodically among categories using the then current percentages of the asset allocation model.  We expect that the current percentages for each category may change from time to time.  Any change in the current percentages will become effective not later than the next rebalancing of Account Value occurring on or immediately after the date of the change.

         We also may make multiple models available. We reserve the right to require that you use only one model at a time.  You may transfer Account Value as required to change from the allocations required by one model to the allocations required by another model, subject to the transfer provisions of your Annuity.

         We may not require you to use an asset allocation model because of the investment limitations required under another optional benefit you elect.  If you terminate such an optional benefit, we will allocate your account value in accordance with an asset allocation model and to Sub-accounts within the model of our choice unless you provide us with instructions prior to terminating that optional benefit.

Stepping Up:  You may elect to "step-up" the Benefit Base to your then current Account Value if Step-up
Eligibility Dates are shown in your Schedule Supplement.  You may do so only as of the Step-up Eligibility
Dates.  We require you to provide notice of a desire to step-up within thirty days prior to a Step-up Eligibility
Date.  As noted in the section below on charges, stepping up may increase your charge.

Annuity Payments:  You may elect to receive the remaining Benefit Base as a fixed term certain annuity.  You may make this election at any time after the Program Eligibility Date and before annuity payments would otherwise begin.  This annuity will pay out the remaining Benefit Base as of the Valuation Period the Account Value is
moved from the Annuity's investment options to begin annuity payments.  The amount payable each year from the date annuity payments begin is the then current Maximum Annual Benefit as of the Valuation Period the Account
Value is moved from the investment options to begin annuity payments.  If the Maximum Annual Benefit does not divide evenly into the Benefit Base, the fractional portion will be payable in the year after the last year the
Maximum Annual Benefit is payable.

This option may not be available at all or to the full extent of the then current Benefit Base if:

A.       The Annuity is being used in a program subject to Section 401, 403, 408 or 457 of the Internal Revenue
         Code of 1986 as amended; and

B.       We believe making annuity payments over the length of the term certain required to pay out the full
         Benefit Base would result in adverse tax consequences.

Death:  The treatment of this Guaranteed Minimum Withdrawal Benefit once the Annuity's death benefit is payable depends on whether the Annuity is continued by a spouse beneficiary, as follows:

A.       If the Annuity is continued by a spouse Beneficiary, this Rider continues in effect without change to the Benefit Base or Maximum Annual Benefit.  The charge will not be affected unless it took into consideration other optional benefits and those other benefits are no longer in effect due to the death.

B.       If the Annuity is not continued by a spouse Beneficiary, we offer an additional death benefit option.
         Election of this death benefit option is subject to the same rules and conditions provided in your
         Annuity for the election of all other death benefit options.  Under this option we make periodic payments to a Beneficiary of the applicable portion, as defined below, of the remaining Benefit Base as of the date the death benefit is due.  Unless you request more frequent payments, we make these payments annually.

         Generally, the number of years over which we make such payments is the number of years determined by dividing the remaining Benefit Base by the Maximum Annual Benefit, both as of the date the death benefit is due.  The years are measured from the date the death benefit is due.  However we will shorten the number of years if necessary to retain the tax status pursuant to the Internal Revenue Code of 1986 as amended from time to time, and the regulations promulgated thereunder of your Annuity and the payments to any Beneficiary.

         Generally, the amount payable each year is the applicable portion of the Maximum Annual Benefit as of the date the death benefit is due.  However, we will increase the payments if we have to shorten the period over which payments are made in order to retain the tax status of your Annuity and the payments to any Beneficiary.

         The applicable portion of the Benefit Base and Maximum Annual Benefit applicable to any Beneficiary equals the proportion of the death proceeds due that Beneficiary.

Maximum Benefit Base:  Any applicable maximum Benefit Base applicable to any Owner is shown in the Schedule
Supplement.   This maximum would apply irrespective of growth in the Account Value, any additional Purchase
Payments, any step-ups or the purchase of other annuities from us providing for this or any equivalent guaranteed minimum withdrawal benefit.

Charge for the Rider:  The charge is applied against the daily total value of each Sub-account in which Account
Value is maintained in the Annuity to which this Rider is attached.  Prior to any step-up, the charge is assessed each day at the daily equivalent of the rate shown in the Schedule Supplement.  The charge is included in the calculation of the Net Investment Factor of the Annuity to which this Rider is attached.

Upon any step-up, we may increase the charge to that then applicable to new annuity purchasers of the same class of Annuities.

Your charge may depend on the other optional benefits you elect, and the combined risk we incur in offering those specific benefits.  Should you elect to terminate one of the other optional benefits that we took into consideration in determining your charge, or if the spouse continues the Annuity with this benefit but the other optional benefits we took into consideration cease due to death, we may increase your charge for this benefit to that which would have applied as of the effective date of this Rider had you not elected the other applicable benefit or benefits.  This amount is shown in your Schedule Supplement, if applicable.

Termination of this Rider: Termination of this Rider is subject to the following rules:

A.       Elective Termination:  You may terminate this Rider at any time.  However, we will consider you to have elected to remain in any applicable asset allocation program then in effect unless you instruct us otherwise.

B.       Termination due to Death:  This Rider terminates automatically as of the date the Annuity's death benefit is payable.

C.       Termination resulting from the start of Annuity Payments:  This Rider terminates automatically as of the date we transfer all Account Value in order to begin annuity payments.

D.       Termination upon Surrender:  This Rider terminates upon surrender of the Annuity to which it is attached.

E.       Termination upon Depletion of the Benefit Base:  This Rider terminates automatically when cumulative withdrawals deplete the Benefit Base to zero or less.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

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                                                     President

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